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                                                             EXHIBIT 10.22.1
                              [MONSANTO LETTERHEAD]

                                FEBRUARY 24, 2003


Mr. Frank V. AtLee III
10137 East Horizon Drive
Scottsdale, AZ 85262-3015


         RE: AMENDMENT TO LETTER AGREEMENT DATED JULY 13, 2000 BETWEEN MONSANTO
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             COMPANY AND FRANK V. ATLEE III
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Dear Frank:

Reference is made to that certain letter agreement dated July 13, 2000 by and between Monsanto Company (the "Company") and you regarding your providing of Consulting Services to the Company (the "Consulting Agreement"). Capitalized terms used in this letter but not defined or otherwise amended herein shall have the meaning ascribed to such terms in the Consulting Agreement.



1. Services As Interim Chief Executive Officer and President. This letter
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confirms that the Board of Directors of the Company (the "Board") determined that effective December 18, 2002, you shall serve as interim Chief Executive Officer and President of the Company (such service as Chief Executive Officer and President collectively referred to as, "Interim CEO"). For the Interim CEO Consulting Period (as defined below): (i) your services as Interim CEO shall be in addition to your performance of the Consulting Services described in Paragraph 2 of the Consulting Agreement and your services as a member of the Board, Chairman of the Board, and Chairman of the Executive Committee of the Board; (ii) the term "Consulting Services" defined in Paragraph 2 of the Consulting Agreement shall be deemed to include your services as Interim CEO; and (iii) the Consulting Services you perform pursuant to the Consulting Agreement, as amended by this letter agreement, shall be at the request of the Board. It is acknowledged and agreed that your services as Interim CEO will be in a consulting capacity and you will not be an employee of the Company. It is further acknowledged and agreed that while your services as Interim CEO will be in the nature of a temporary assignment, during the Interim Consulting Period you will be required to devote substantial business time and attention to the business of the Company, significantly in excess of the time you have heretofore devoted



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to the Consulting Services, such that the additional compensation provided for in this letter is appropriate.

2. Term as Interim CEO. The term during which the Consulting Services shall
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include the duties of Interim CEO (the "Interim CEO Consulting Period") shall commence as of December 18, 2002 and continue through the effective date of the appointment by the Board of a Chief Executive Officer of the Company. In the event that the Interim CEO Consulting Period extends beyond the date of the annual meeting of the shareholders of the Company occurring in 2003 (the "2003 Annual Meeting"), the Consulting Term under the Consulting Agreement shall extend to the date of the expiration of the Interim CEO Consulting Period. The Company or you shall have the right to terminate the Interim CEO Consulting Period prior to the effective date of the appointment by the Board of a Chief Executive Officer of the Company upon 30 business days' advance written notice to the other party.

3. Compensation For Services as Interim CEO. As compensation for your services
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as Interim CEO, the Company will provide you with the following:

   a. For so long as you serve as Interim CEO, the Company will credit to a bookkeeping account in your name, an "Additional Monthly Consulting Fee" in the amount of $42,083.33 per month (pro-rated to reflect service as Interim CEO for any partial calendar month), monthly in arrears. The Additional Monthly Consulting Fees are in addition to your Consulting Fees under the Consulting Agreement. The amounts credited to the Account shall bear interest at the Moody's Baa Bond Index Rate, as in effect from time to time. The balance in the Account shall be paid to you (or to your designated beneficiary, or if you have not designated a beneficiary, your estate) promptly following your termination of service as a director of the Company for any reason.

   b. You will be eligible for a bonus payment, the amount of which will be determined in accordance with the metrics set forth in the 2003 Monsanto Company Annual Incentive Plan (the "Bonus Plan"), although you will not be deemed to be a participant in the Bonus Plan. Accordingly, you will be assigned an annualized "target bonus opportunity" of $905,000.00, so that if the Company should achieve "Budget level performance" under the metrics of the Bonus Plan, you will be eligible for a bonus payment of $905,000.00 on an annualized basis, pro-rated for the number of calendar months in 2003 in which you serve as Interim CEO. The Board will determine the actual amount of such bonus payment, based upon the Company's performance in 2003 considering the metrics of the


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      Bonus Plan, and your performance as Interim CEO. Any bonus earned will be paid in March 2004.

   c. You will receive a grant of 150,000 Monsanto Company stock options on February 19, 2003, under the Monsanto 2000 Management Incentive Plan and upon the same terms and conditions approved by the Board with respect to the October 2000 Founders' Grant; provided, however that the options granted will vest upon the later of: (i) February 19, 2004; or (ii) the last day of the Interim CEO Consulting Period.

You will be reimbursed for reasonable living expenses incurred while residing in St. Louis, including expenses relating to transportation, apartment and other similar expenses. Also, in the event you are required to pay state income tax to any state other than the state of your primary residence with respect to your compensation (whether deferred or otherwise) for services as Interim CEO, the Company will reimburse you for the total amount of any such income taxes in excess of the amount of income taxes that would have been due and owing under the laws of your state of primary residence had your services been rendered solely in that state, "grossed up" for income tax purposes. You also will be granted access to the Company plane on the same basis as is commonly provided for the Company Chief Executive Officer.

You acknowledge that you shall be responsible for the payment of all income and employment taxes associated with your compensation for Consulting Services.

Except for the modifications contained in this letter agreement, all other terms, conditions and covenants contained in the Consulting Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed.

                                Very truly yours,

                                MONSANTO COMPANY

                                /s/ John M. Murabito
                                John M. Murabito,
                                Senior Vice President, Human
                                Resources and Corporate Services

ACCEPTED AND AGREED TO
this 24th day of February, 2003
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By:      /s/ Frank V. AtLee III
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Frank V. AtLee III

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